PRESS RELEASE

           STYLECLICK.COM ANNOUNCES BOARD OF DIRECTORS FOR NEW COMPANY

LOS ANGELES, May 17, 2000 - Styleclick.com Inc. (NASDAQ: IBUY), a leading facilitator of electronic-commerce for manufacturers and retailers has announced ten appointments to Styleclick, Inc.'s eleven member Board of Directors, effective upon the completion of Styleclick.com's pending merger. Styleclick.com and USAi recently announced their agreement to form a new company, Styleclick, Inc., by merging USA Networks, Inc.'s (Nasdaq: USAI) Internet Shopping Network
(ISN) and Styleclick.com.

The new board will include: Victor Kaufman, Vice Chairman of USA Networks, Inc.; Barry Baker, President and Chief Operating Officer of USA Networks, Inc.; Michael Sileck, Chief Financial Officer, USA Networks, Inc.; Mark Bozek, President and Chief Executive Officer of Home Shopping Network, Inc., a division of USAi; Jon Miller, President and Chief Executive Officer of USA Electronic Commerce and Services (ECS), also a division of USAi; Jon Tinker, founder and Managing Partner of Steamer Capital, a fund focusing on public investments in the Internet, media and telecommunications industries; Hamilton South, former Group President and Chief Marketing Officer of Polo Ralph Lauren; Leslie Saleson, President and Chief Operating Officer of Abbott Resource Group and a current director of Styleclick.com; Maurizio Vecchione, co-CEO of Styleclick.com; and Dara Khosrowshahi, President of USA Networks Interactive, also a division of USAi.

"The newly-formed Styleclick, Inc. is set to launch with a team of directors who have years of experience in a variety of fields including Internet, traditional media, direct selling, marketing, finance and investment banking", said Maurizio Vecchione, Styleclick.com's co-CEO.

"The combination of Styleclick.com's technological competencies and platforms with ISN's merchandising, media infrastructure capabilities, created a compelling strategic rational for this transaction," said Dara Khosrowshahi, President, USA Networks Interactive. "I'm happy to say that working together and planning for the future of the combined business, has confirmed our expectations."

Stockholders are urged to read the proxy statement/prospectus relating to the merger with ISN once it becomes available, because it contains important information. Complimentary copies of the proxy statement/prospectus can be obtained at the SEC Web site at www.sec.gov or by contacting Styleclick.com. Information concerning the participants in the solicitation may be obtained from the proxy statement/prospectus relating to the merger.

About Styleclick.com Inc.

Styleclick.com is a leading provider of comprehensive Internet-based merchandising, sales and services including Web site design, development, content management, real-time online merchandising, and customer acquisition. Utilizing relationships with heavily trafficked online shopping destinations such as America Online, Excite, iVillage, Women.com and more, Styleclick.com facilitates unparalleled online product placement and consumer reach for its brand and manufacturer clients. Via its proprietary product distribution network, Styleclick.com positions its clients' merchandise directly where consumers congregate and shop online. Styleclick.com owns and operates a network of co-branded electronic commerce sites including: fashiontrip.com; TagRag.com; Pingcollectionstore.com; Freestyleusa.com; Cindystore.com; Forjoseph.com and more.

About USA Networks, Inc.

USA Networks, Inc. (NASDAQ: USAI) is a diversified media and electronic commerce company with assets that include the following: USA Cable, comprised of USA Network and SCI FI Channel; Studios USA; USA Films; USA Broadcasting; Home Shopping Network; Ticketmaster; USA Electronic Commerce and Services, which includes Precision Response Corporation, and USA Networks Interactive, which includes the Hotel Reservations Network (NASDAQ: ROOM), a majority-owned subsidiary of USAi,

SCIFI.COM, USAnetwork.com, studiosusa.com and the Internet Shopping Network, whose primary services are FirstAuction.com and FirstJewelry.com. The company also owns a controlling interest in Ticketmaster Online-CitySearch, Inc. (NASDAQ: TMCS), the leading local network, enabling people to get the most out of their city.

This press release contains forward-looking statements about Styleclick, Inc. including those statements regarding the composition of its Board of Directors. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those planned or projected.

Media inquiries please contact Bonnie Poindexter 310/751-2142, and investor inquiries please contact Gail Laguna 310/751-2100.

                                       ###